As filed with the Securities and Exchange Commission on May 7, 2007

Registration No. 333-132881

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2 To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2869 (Primary Standard Industrial Classification Code Number)	05-0569368 (I.R.S. Employer Identification Number)
1300 South 2nd Street Pekin, IL 61555 (309) 347-9200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Ronald H. Miller
President & Chief Executive Officer
Aventine Renewable Energy Holdings, Inc.
1300 South 2nd Street
Pekin, IL 61555
(309) 347-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard D. Truesdell, Jr., Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange commission is effective. The preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Aventine Renewable Energy Holdings, Inc.

20,881,025 Shares

Common Stock

Aventine Renewable Energy Holdings, Inc., a Delaware corporation, is a leading producer and marketer of ethanol in the United States, with production facilities in Illinois and Nebraska.

This prospectus relates to up to 20,881,025 shares of our common stock which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity placements. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read "Plan of Distribution."

Our common stock is listed on The New York Stock Exchange under the symbol "AVR." The last reported sales price of our common stock on the New York Stock Exchange on May 4, 2007 was $19.18 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 20 of our Annual Report on Form 10-K which is incorporated by reference herein for some risks regarding an investment in our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2007.

i

Where You Can Find More Information About Us

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Room of the SEC. For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. In addition, our SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Our Annual Report on Form 10-K filed on March 5, 2007 for the year ended December 31, 2006

•	Our Current Reports on Form 8-K filed on March 9, 2007, March 12, 2007, March 21, 2007, March 22, 2007, March 26, 2007, March 27, 2007, April 2, 2007 and April 16, 2007 and

•	Our definitive proxy statement on Schedule 14A for the Annual Meeting of Stockholders filed on April 5, 2007

You may obtain documents incorporated by reference into this prospectus (other than exhibits to documents incorporated by reference) at no cost by requesting them in writing from us at the following address:

William J. Brennan
Chief Compliance and Accounting Officer
Aventine Renewable Energy Holdings, Inc.
1300 South 2nd Street
Pekin, IL 61555
(309) 347-9200

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus constitutes a part of a registration statement on Form S-1 (referred to herein, including all amendments and exhibits, as the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our common stock. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s web site at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC.

ii

About Aventine

Aventine Renewable Energy Holdings, Inc. (the “Company,” “Aventine,” “we,” “our,” or “us”) is a leading producer and marketer of ethanol in the United States (“U.S.”), based on both the number of gallons produced and the number of gallons sold.  Through our own production facilities, marketing alliances with other ethanol producers and our purchase/resale operations, we marketed and distributed 695.8 million gallons of ethanol in 2006 and 529.8 million gallons of ethanol in 2005.  For the years ended December 31, 2006 and 2005, we sold approximately 12.9% and 13.5%, respectively, of the total volume of ethanol sold in the U.S.  We market and distribute ethanol to many of the leading energy companies in the U.S., including Royal Dutch Shell and its affiliates, Marathon Petroleum, BP, ConocoPhillips, Valero Marketing and Supply Company, Exxon/Mobil and Texaco/Chevron.  We have comprehensive national distribution capabilities through our leased railcar fleet and terminal network structure at critical points on the nation’s transportation grid where our ethanol is blended with our customers’ gasoline.  In addition to producing ethanol, our facilities also produce several co-products, such as distillers grain, corn gluten feed, corn germ and brewers’ yeast, which generate incremental revenue and help offset a significant portion of our corn costs.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling shareholders.

SELLING STOCKHOLDERS

This prospectus covers shares sold in our December 2005 private placement. We sold shares to Friedman, Billings, Ramsey & Co., Inc. ("FBR") as initial purchaser who also acted as sole placement agent in the offering. Some of the shares sold in the private equity placement were sold to "accredited investors" as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, FBR sold the shares it purchased from us in transactions exempt from the registration requirements of the Securities Act to persons that it reasonably believed were "qualified institutional buyers," as defined by Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act. The selling shareholders who purchased shares in the private equity placement and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below.

The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read "Plan of Distribution."

Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

Each selling stockholder identified below as an affiliate of a broker-dealer makes the following representations: (1) the seller purchased in the ordinary course of business and (2) at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
AIM Capital Development Fund(3) c/o A I M Advisors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046-1173	477,228	1.1%
AIM Dynamics Fund(3) c/o A I M Advisors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046-1173	687,399	1.6%
AIM V.I. Capital Development Fund(3) c/o A I M Advisors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046-1173	50,647	*
AIM V.I. Dynamics Fund(3) c/o A I M Advisors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046-1173	73,937	*
Mackenzie Financial Corporation(4) 150 Bloor Street W. Toronto, Ontario M5S 3B5 Canada	769,231	1.8%
Leslie Lee Alexander 1200 N. Federal Highway, Suite 411 Boca Raton, Florida 33432	534,120	1.3%
Alexandra Global Master Fund Ltd.(5) c/o Alexandra Investment Management 767 Third Avenue, 6th Floor New York, New York 10017	96,000	*
Amber Fund Ltd.(6) 450 Park Avenue, Suite 3201 New York, New York 10022	17,500	*
American Funds Insurance Series Asset Allocation Fund(7) c/o Capital Research and Management Co. 135 S. State College Blvd. Brea, California 92821	1,350,000	3.2%
Anima S.G.R.p.A.(8) Via Brera 18 20121 Milano	36,000	*
Ardsley Offshore Fund, Ltd.(9) 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	128,500	*
Ardsley Partners Fund II, L.P.(9) 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	106,000	*
Ardsley Partners Institutional Fund, L.P.(9) 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	65,500	*
Banque Privee Edmond de Rothschild Europe S.A.(10) 20, Boulevard Emmanuel Servais Bolte Postale 474 L-2535 Luxembourg	28,360	*
Barton Living Trust(11) 458 Broadway Costa Mesa, California 92627	4,200	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
BBT Fund, L.P.(12) 201 Main Street, Suite 3200 Fort Worth, Texas 76102	112,514	*
Beaver Creek Fund Ltd.(13) 6501 Red Hook Plaza, Suite 201 St. Thomas, U.S. Virgin Islands 00802	29,000	*
Berol Family Trust fbo Margaret B. Beattie(43) c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	16,700	*
BFS US Special Opportunities Trust PLC(14) 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75204	103,750	*
Blue Ridge Limited Partnership(15) c/o Blue Ridge Capital 660 Madison Avenue, 20th Floor New York, New York 10021	586,900	1.4%
Blue Ridge Offshore Master Limited Partnership(15) c/o Blue Ridge Capital 660 Madison Avenue, 20th Floor New York, New York 10021	358,100	*
Canyon Balanced Equity Master Fund, Ltd.(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	133,100	*
The Canyon Value Realization Fund (Cayman), Ltd.(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	912,185	2.2%
Canyon Value Realization Fund, L.P.(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	259,475	*
Canyon Value Realization MAC 18, Ltd.(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	25,930	*
CAP Fund, L.P.(12) 201 Main Street, Suite 3200 Fort Worth, Texas 76102	56,586	*
Champagne Capital SAS(17) 91 rue du Faubourg Saint-Honoré 75008 Paris, France	4,000	*
Cheyne Global Catalyst Fund LP(18) Stornoway House 13 Cleveland Row London, SW1A 1DH	8,312	*
Cheyne Special Situations Fund LP(19) Stornoway House 13 Cleveland Row London, SW1A 1DH	1,242,088	3.0%
Citi Canyon Ltd.(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	10,000	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Jonathan H.F. Crystal c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	2,000	*
Albert David 25 W. 36th Street New York, New York 10018	2,000	*
DBX-Convertible Arbitrage 9 Fund(5) c/o Alexandra Investment Management 767 Third Avenue, 6th Floor New York, New York 10017	4,000	*
Deephaven Distressed Opportunities Trading Ltd.(20) 130 Cheshire Lane, Suite 102 Minnetonka, Minnesota 55305	254,620	*
Deephaven Event Trading Ltd.(20) 130 Cheshire Lane, Suite 102 Minnetonka, Minnesota 55305	595,139	1.4%
Donaghy Sales Inc.(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	8,900	*
Lindsay Gruber Dunham c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	3,300	*
Edward A. Eckenhoff 2401 Pennsylvania Avenue, N.W., Suite 504 Washington, District of Columbia 20037	2,000	*
EJF Crossover Master Fund LP(22) 2107 Wilson Boulevard, Suite 410 Arlington, Virginia 22201	45,000	*
J.Steven Emerson IRA R/O II 1522 Ensley Ave Los Angeles, California 90024	55,000	*
J.Steven Emerson/Roth IRA 1522 Ensley Ave Los Angeles, California 90024	25,000	*
Firefly Partners LP(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	15,320	*
David P. Foley c/o Grove Creek Asset Management 153 East 53rd Street, 29th Floor New York, New York 10022	10,000	*
George Frelinghuysen c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	1,000	*
FrontPoint Energy Horizons Fund, L.P.(23) c/o FrontPoint Partners LLC Two Greenwich Plaza Greenwich, Connecticut 06830	138,462	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
FrontPoint Utility and Energy Fund, L.P.(24) c/o FrontPoint Partners LLC Two Greenwich Plaza Greenwich, Connecticut 06830	553,848	1.3%
Gabriel Capital, L.P.(6) 450 Park Avenue, Suite 3201 New York, New York 10022	25,000	*
GLG North American Opportunity Fund(25) P.O. Box 908 GT Georgetown Grand Cayman Cayman Islands	360,000	*
Global Energy Opportunity Fund LTD(26) 99 Park Avenue, 8th Floor New York, New York 10016	200	*
Global Energy Opportunity Partners LP(26) 99 Park Avenue, 8th Floor New York, New York 10016	800	*
Goldman, Sachs & Co.(27) 1 New York Plaza New York, New York 10004	845,000	2.0%
Joel and Karen Goozh 10917 Roundtable Court Rockville, Maryland 20852	5,800	*
Gracie Capital, LP(28) 590 Madison Avenue New York, New York 10022	104,000	*
Gracie Capital, LP II(28) 590 Madison Avenue New York, New York 10022	6,000	*
Gracie Capital International, Ltd.(28) 590 Madison Avenue New York, New York 10022	73,950	*
Gracie Capital International II, Ltd.(28) 590 Madison Avenue New York, New York 10022	16,050	*
Philippe Grelsamer 500 Fifth Avenue, Suite 1940 New York, New York 10110	3,000	*
Gruber & McBaine International(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	75,800	*
Jon D. and Linda W. Gruber Trust(29) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	74,257	*
Jon D. Gruber TTee fbo Jonathan Wyatt Gruber Trust(29) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	4,300	*
Gryphon Hidden Values VII L.P.(30) 477 Madison Avenue New York, New York 10022	21,164	*
Gryphon Hidden Values VIII L.P.(30) 477 Madison Avenue New York, New York 10022	25,794	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Gryphon Hidden Values VIII Ltd.(30) 477 Madison Avenue New York, New York 10022	220,302	*
Halcyon Diversified Fund L.P.(30) 477 Madison Avenue New York, New York 10022	25,856	*
Halcyon Mac 19 Ltd.(30) 477 Madison Avenue New York, New York 10022	73,804	*
Halcyon Fund L.P.(30) 477 Madison Avenue New York, New York 10022	179,829	*
Halcyon Offshore Enhanced Master L.P.(30) 477 Madison Avenue New York, New York 10022	165,711	*
Halcyon Offshore Event Driven Strategies Fund(30) 477 Madison Avenue New York, New York 10022	215,705	*
Halcyon Special Situations Fund L.P.(30) 477 Madison Avenue New York, New York 10022	7,861	*
George Hall and Kathleen Miller Martin c/o CCG LLC 129 N. West Street Easton, Maryland 21601	6,000	*
Hard Assets 2X Master Fund LTD(26) 99 Park Avenue, 8th Floor New York, New York 10016	66,900	*
Hard Assets Partners LP(26) 99 Park Avenue, 8th Floor New York, New York 10016	8,000	*
Hard Assets Portfolio LTD(26) 99 Park Avenue, 8th Floor New York, New York 10016	79,500	*
Felix R. Harke — SEP IRA 108 2nd Avenue, Suite 402 Kirkland, Washington 98033	1,669	*
Michael C. Hayes P.O. Box 904 Avon, Colorado 81620	774	*
HFD ED Select Performance Master Trust(30) 477 Madison Avenue New York, New York 10022	21,831	*
George Hutchinson(31) c/o Friedman Billings Ramsey 1001 19th Street North Arlington, Virginia 22209	10,000	*
Edward and Jill Im 2055 79th Avenue NE Medina, Washington 98039	1,667	*
Impala Funds LP(32) c/o Impala Asset Management LLC 134 Main Street New Canaan, Connecticut 06840	48,708	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Impala Funds LTD(32) c/o Impala Asset Management LLC 134 Main Street New Canaan, Connecticut 06840	41,492	*
Institutional Benchmark Master Fund (Arbitrage)(30) 477 Madison Avenue New York, New York 10022	17,416	*
Institutional Benchmark Master Fund (Event Driven)(30) 477 Madison Avenue New York, New York 10022	21,101	*
Institutional Benchmark Series (Master Feeder) Limited in respect of Centaur Series(16) c/o Canyon Capital Advisors LLC 9665 Wilshire Boulevard, Suite 200 Beverly Hills, California 90212	15,310	*
Iron City Fund, Ltd.(33) c/o Duquesne Capital Management, LLC 2579 Washington Road, Suite 322 Pittsburgh, Pennsylvania 15241	6,800	*
JAM Investments, LLC(34) 3299 K Street, NW, Suite 700 Washington, District of Columbia 20007	2,000	*
Kamunting Street Master Fund, Ltd.(35) 140 E. 45th Street, 15th Floor New York, New York 10017	175,000	*
Patrick J. Keeley(36) c/o Friedman Billings Ramsey 1001 19th Street North Arlington, Virginia 22209	20,000	*
Kenmont Special Opportunities Master Fund, L.P.(37) c/o Kenmont Investments Management, L.P. 711 Louisiana Street, Suite 1750 Houston, Texas 77002	121,200	*
Stephen N. Keyes-Grevelis(38) 299 Park Avenue, 7th Floor New York, New York 10171	2,000	*
Lagunitas Partners LP(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	275,200	*
Jeffrey Lake 9872 E. Stone Ridge Place Tucson, Arizona 85750	1,000	*
James Locke and Susan Locke Tenants by the Entirety(39) 6219 Kennedy Drive Chevy Chase, Maryland 20815	19,300	*
T. Ferguson Locke(40) 1908 E. Cumberland Boulevard Whitefish Bay, Wisconsin 53211	7,700	*
LRM Holdings Inc.(41) Le Millefiori, Apt. 10F 1 Rue des Genets Monaco 98000	3,000	*
MA Deep Event, Ltd.(20) 130 Cheshire Lane, Suite 102 Minnetonka, Minnesota 55305	58,671	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Man MAC Miesque 10B Limited(37) c/o Kenmont Investments Management, L.P. 711 Louisiana Street, Suite 1750 Houston, Texas 77002	38,800	*
Daryll and Jennifer Marshall-Inman 24114 E. Greystone Lane Woodway, Washington 98020	1,667	*
J Patterson McBaine c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	18,000	*
Metzler International Investments PLC(42) c/o Metzler Ireland Limited 1 George's Dock International Financial Services Centre Custom House Dock Dublin 1 Ireland	9,400	*
Metzler Investment GmbH, Fonds 208(43) Grosse Gallusstrasse 18 60311 Frankfurt Germany	4,500	*
Metzler Investment GmbH, Wachstum International(43) Grosse Gallusstrasse 18 60311 Frankfurt Germany	282,800	*
Metzler Strategic Investments PLC(42) c/o Metzler Ireland Limited 1 George's Dock International Financial Services Centre Custom House Dock Dublin 1 Ireland	3,200	*
Millennium Partners, L.P.(6) 450 Park Avenue, Suite 3201 New York, New York 10022	4,500	*
Modern Capital Fund LLC(44) 22 Petersville Road Mount Kisco, New York 10549	30,000	*
James C. Moeser IRA 1001 Raleigh Road Chapel Hill, North Carolina 27514	2,000	*
Nite Capital LP(45) 100 E. Cook Avenue, Suite 201 Libertyville, Illinois 60048	25,000	*
Northern Institutional Fund Small Company Growth Portfolio(46) 50 South LaSalle Street Chicago, Illinois 60603	200	*
Northern Small Cap Growth Fund(46) 50 South LaSalle Street Chicago, Illinois 60603	3,500	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Oceanic Energy Fund(47) c/o Oceanic Energy Management Limited St. George's Court Upper Church Street Douglas, Isle of Man 1M1 1EE	5,000	*
Pacific Partners, LP(48) c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	6,600	*
Steven W. & Sheryl Kaplan Papish JTWROS c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	500	*
Park West Investors LLC(49) 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	50,655	*
Park West Partners International, Ltd.(49) 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	10,595	*
PEA Target Fund (50) 1345 Avenue of the Americas New York, New York 10105	125,000	*
Precept Capital Master Fund, G.P.(51) 100 Crescent Court, Suite 850 Dallas, Texas 75201	39,500	*
Raytheon Company Combined DB/DC Master Trust(52) c/o DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	15,000	*
Raytheon Company Master Pension Trust(52) c/o DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	85,000	*
Renaissance US Growth Investment Trust PLC(53) 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75204	103,750	*
Rider Fund, L.P.(54) 5956 Sherry Lane, Suite 1350 Dallas, Texas 75225	10,000	*
Royal Bank of Canada(55) One Liberty Plaza, 2nd Floor New York, New York 10006	567,900	1.4%
Jane I. Schaefer Trust(48) c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	13,500	*
Seneca Capital LP(56) 590 Madison Avenue, 28th Floor New York, New York 10022	190,384	*
SF Capital Partners Ltd.(57) c/o Stark Offshore Management LLC 3600 South Lake Drive St. Francis, Wisconsin 53235	100,000	*
Rajendra and Neera Singh JTWROS 9801 Bellerive Terrace Alexandria, Virginia 22309	71,101	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Soundpost Partners, LP(58) 152 W. 57th Street, 33rd Floor New York, New York 10017	41,000	*
Peter J. Spengler IRA Rollover c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	2,000	*
Larence D. Sperling and Jane A. Sperling JTWROS c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	5,000	*
Sphinx Special Situations Fund SPC(30) 477 Madison Avenue New York, New York 10022	3,716	*
SRI Fund, L.P.(12) 201 Main Street, Suite 3200 Fort Worth, Texas 76102	21,900	*
SuNOVA Offshore Ltd.(59) 780 Third Avenue, 5th Floor New York, New York 10017	16,400	*
SuNOVA Partners, L.P.(59) 780 Third Avenue, 5th Floor New York, New York 10017	8,600	*
James A. and Phyllis K. Syme 13501 Over Ridge Court Chantilly, VA 20151	2,200	*
Tax Managed Equity Fund, Sun America Equity Funds(60) Harborside Financial Center 3200 Plaza 5 Jersey City, New Jersey 07311	85,000	*
Tivoli Partners LP(61) 42 East 81st Street New York, New York 10028	30,486	*
Touradji DeepRock Master Fund, Ltd.(62) 101 Park Avenue, 48th Floor New York, New York 10178	270,014	*
Touradji Global Resources Master Fund, Ltd.(62) 101 Park Avenue, 48th Floor New York, New York 10178	3,957,350	9.5%
TTees Hamilton College(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	14,923	*
The Tudor BVI Global Portfolio Ltd.(63) c/o Tudor Investment Corporation 50 Rowes Wharf Boston, Massachusetts 02110	9,838	*
Tudor Proprietary Trading, L.L.C.(63) 50 Rowes Wharf Boston, Massachusetts 02110	5,297	*
Trust uwo Kenneth Berol fbo John A. Berol(48) c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	16,600	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned(1)	Percentage of Common Stock Outstanding(2)
Trust uwo Kenneth Berol fbo David N. Berol(48) c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	16,700	*
Union Bancaire Privee, Geneva(64) 96-98 rue du Rhone Case postale 1320 CH-1211 Geneve 1	76,923	*
Van Eck Global Hard Assets Fund(26) 99 Park Avenue, 8th Floor New York, New York 10016	108,700	*
Victoire Finance et Gestion B.V.(65) c/o Pareraweg 45 Curacao, Netherlands Antilles	15,000	*
The Wallace Foundation(21) c/o Gruber & McBaine Capital Management 50 Osgood Place — Penthouse San Francisco, California 94133	10,000	*
The William K. Warren Foundation(66) 6585 South Yale, Suite 900 Tulsa, Oklahoma 74136	5,000	*
Christopher William Washburn 2412 Heather Stone Drive Gambrille, Maryland 21054	7,685	*
Jay S. Weiss 8613 Country Club Lane Bethesda, Maryland 20817	8,000	*
John Whalen and Linda Rabbitt 9119 Burdette Road Bethesda, Maryland 20817	1,250	*
Brian Wilmovsky SEP IRA 2627 Capital Mall Drive SW, Suite B-3A Olympia, Washington 98502	1,667	*
Windmill Master Fund, LP(33) c/o Duquesne Capital Management, LLC 2579 Washington Road, Suite 322 Pittsburgh, Pennsylvania 15241	271,800	*
Nancy L. Winton c/o Trainer Wortham & Company 1230 Avenue of the Americas New York, New York 10020	600	*
Witches Rock Portfolio Ltd.(63) c/o Tudor Investment Corporation 50 Rowes Wharf Boston, Massachusetts 02110	60,865	*
Worldwide Hard Assets Fund(26) 99 Park Avenue, 8th Floor New York, New York 10016	176,900	*
WRA Master Fund, Ltd.(67) 101 Park Avenue, 48th Floor New York, New York 10178	161,000	*
John C. York 9714 Bemenwoods Way Potomac, Maryland 20854	15,000	*
Other selling shareholders	74,286	*

*           Represents less than 1.0% of the Class.

(1)           Though none of the selling stockholders has an obligation to sell all of its shares being registered, there is a presumption that all such shares will be sold.

(2)           This percentage ownership is based on 41,782,276 shares of common stock outstanding as of February 26, 2007.

(3)           The AIM Proxy Committee of A I M Advisors, Inc, whose members currently consist of Donna F. Anderson, Ryan Amerman, Karl Farmer, Ed Kolczynski, Mark McMeans, Melanie Ringold and Tina Wooten, excercises voting control for AIM Capital Development Fund, AIM Dynamics Fund, AIM V.I. Capital Development Fund and AIM V.I. Dynamics Fund. Paul J. Rasplicka makes investment decisions with respect to shares held by AIM Capital Development Fund and AIM V.I. Capital Development Fund. Paul J. Rasplicka and Karl Farmer make investment decisions with respect to shares held by AIM Dynamics Fund and AIM V.I. Dynamics Fund. While none of AIM Capital Development Fund, AIM Dynamics Fund, AIM V.I. Capital Development Fund and AIM V.I. Dynamics Fund is a registered broker-dealer, each is advised by AIM Advisors, Inc. which is affiliated with the following registered broker dealers: AIM Distributors, Inc. and Fund Management Company.

(4)           Fred Sturm, Executive Vice President, Investments, makes investment and voting decisions with respect to shares held by Accounts #055S and #973, by their advisor, Mackenzie Financial Corporation.

(5)           Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to Alexandra Global Master Fund Ltd. and to DBX—Convertible Arbitrage 9 Funds. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra who make investment and voting decisions with respect to our shares stated as beneficially owned by Alexandra Global Master Fund Ltd. and DBX—Convertible Arbitrage 9 Funds.

(6)           David K. Sherman as Authorized Agent makes investment and voting decisions with respect to shares held by Amber Fund Ltd., Gabriel Capital, L.P. and Millennium Parners, L.P.

(7)           The selling shareholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company (CRMC), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling shareholder. In that capacity, CRMC is deemed to be the beneficial owner of shares held by this selling shareholder.

(8)           Mr. Giordano Martinelli makes investment and voting decisions with respect to shares held by Anima S.G.R.p.A.

(9)           Steven Napoli and Philip J. Hempleman make investment and voting decisions with respect to shares held by Ardsley Offshore Fund, Ltd., Ardsley Partners Fund II, L.P. and Ardsley Partners Institutional Fund, L.P.

(10)           Anthony Corbett of Deutsche Asset Management makes investment and voting decisions with respect to shares held by Banque Privee Edmond de Rothschild Europe S.A.

(11)           Daniel W. Barton and Bina M. Barton, trustees of the Barton Living Trust, make investment and voting decisions with respect to shares held by the Barton Living Trust.

(12)           Because of his positions as the sole director and stockholder of BBT-FW, Inc., which is the sole general partner of BBT Genpar, L.P., which is the managing general partner of each of BBT Fund, L.P. and SRI Fund, L.P., Sid R. Bass may be deemed to be the beneficial owner of all shares of the stock owned by BBT Fund, L.P. and SRI Fund, L.P., respectively. In addition, because of his positions as the sole director and stockholder of CAP-FW, Inc., which is the sole general partner of CAP Genpar, L.P., which is the managing general partner of CAP Fund, L.P., Mr. Bass may be deemed to be the beneficial owner of all shares of the stock owned by CAP Fund, L. P. Mr. Bass makes investment and voting decisions with respect to all shares of the stock owned by BBT Fund, L.P., SRI Fund, L.P. and CAP Fund, L.P.

(13)           Standard Pacific Capital Holdings LLLP is the investment manager for Beaver Creek Fund, Ltd. Andrew R. Midler, General Partner of Standard Pacific Capital Holdings LLLP, makes investment and voting decisions with respect to shares held by Beaver Creek Fund Ltd.

(14)           Russell Cleveland, the president of RENN Capital Group, Inc. which serves as the investment adviser to BFS US Special Opportunities Trust PLC, makes voting and investment decisions with respect to shares held by BFS US Special Opportunities Trust PLC.

(15)           John A. Griffin makes investment and voting decisions with respect to shares held by Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership.

(16)           Canyon Capital Advisors LLC is the investment advisor for Canyon Balanced Equity Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd., Canyon Value Realization Fund, L.P., Canyon Value Realization MAC 18 Ltd., Institutional Benchmark Series (Master Feeder) Limited in respect of Centaur Series and Citi Canyon, Ltd. The managing partners of Canyon Capital Advisors LLC, Josh S. Friedman, Mitchell R. Julis and Robert K. Turner, make investment and voting decisions with respect to the above mentioned funds.

(17)           Gaetan Japy makes investment and voting decisions with respect to shares held by Champagne Capital SAS.

(18)           Jean-Philippe Flament makes investment and voting decisions with respect to Cheyne Global Catalyst Fund LP.

(19)           Massi Khadjenouri makes investment and voting decisions with respect to shares held by Cheyne Special Situations Fund LP.

(20)           Matthew Halbower makes investment and voting decisions with respect to shares held by Deephaven Distressed Opportunities Trading Ltd., Deephaven Event Trading Ltd. and MA Deep Event, Ltd.

(21)           Jon D. Gruber and J. Patterson McBaine, managers of Gruber & McBaine Capital Management, make investment and voting decisions with respect to shares held by Donaghy Sales Inc., Firefly Partners LP, Gruber & McBaine International, Lagunitas Partners LP, TTees Hamilton College and The Wallace Foundation.

(22)           Emanuel J. Friedman makes investment and voting decisions with respect to shares held by EJF Crossover Master Fund LP.

(23)           Ross Collins and Timothy Flannery exercise voting and dispositive power over the securities held by FrontPoint Energy Horizons Fund, L.P. ("FEH") in their capacity as portfolio managers of Copia Capital LLC ("Copia"). Copia exercises voting and dispositive power over FEH's investments as a member of the FEH's general partner. Messrs. Collins and Flannery each disclaim beneficial ownership of the securities held by FEH except for their pecuniary interest therein.

(24)           Ross Collins and Timothy Flannery exercise voting and dispositive power over the securities held by FrontPoint Utility and Energy Fund, L.P. ("UEF") in their capacity as portfolio managers of Copia Capital LLC ("Copia"). Copia exercises voting and dispositive power over UEF's investments as a member of the UEF's general partner. Messrs. Collins and Flannery each disclaim beneficial ownership of the securities held by UEF except for their pecuniary interest therein.

(25)           Noam Gottesman, Pierre Lagrange and Emmanuel Roman make investment and voting decisions with respect to shares held by GLG North American Opportunity Fund.

(26)           Derek S. van Eck makes investment and voting decisions with respect to shares held by Global Energy Opportunity Fund LTD, Global Energy Opportunity Partners LP, Hard Assets 2X Master Fund LTD, Hard Assets Partners LP, Hard Assets Portfolio LTD, Van Eck Global Hard Assets Fund and Worldwide Hard Assets Fund. Each of these entities is affiliated with Van Eck Securities Corp., a registered broker dealer.

(27)           Steve Hicky, Partner Managing Director of Goldman, Sachs & Co., makes investment and voting decisions with respect to shares held by Goldman, Sachs & Co. Goldman, Sachs & Co. is a SEC registered broker-dealer that is a member of the NASD.

(28)           Daniel Nir, as the managing member of P&S Capital Partners, LLC and P&S Capital Management, LLC, makes investment and voting decisions with respect to shares held by Gracie Capital, LP, Gracie Capital, LP II, Gracie Capital International, Ltd. and Gracie Capital International II, Ltd.

(29)           Jon D. Gruber, as trustee, makes investment and voting decisions with respect to shares held by Jon D. Gruber TTee fbo Jonathan Wyatt Gruber Trust and Jon D. and Linda W. Gruber Trust.

(30)           John Bader makes investment and voting decisions with respect to shares held by Gryphon Hidden Values VII L.P., Gryphon Hidden Values VIII L.P., Gryphon Hidden Values VIII Ltd, Halcyon Diversified Fund L.P., Halcyon Mac 19 Ltd, Halcyon Fund L.P, Halcyon Offshore Enhanced Master L.P., Halcyon Offshore Event Driven Strategies Fund, Halcyon Special Situations Fund L.P., HFD ED Select Performance Master Trust, Institutional Benchmark Master Fund (Arbitrage), Institutional Benchmark Master Fund (Event Driven) and Sphinx Special Situations Fund SPC.

(31)           George Hutchinson is a Managing Director of Friedman, Billings, Ramsey & Co., a registered broker-dealer.

(32)           Impala Asset Management LLC (the LLC) is the investment advisor of this fund. Robert Bishop, as the Managing Member of the LLC, has voting and investment control of the securities beneficially owned by the LLC.

(33)           Stanley F. Druckenmiller makes investment and voting decisions with respect to shares held by Iron City Fund, Ltd. and Windmill Master Fund, LP.

(34)           Joseph S. Galli makes investment and voting decisions with respect to shares held by JAM Investments, LLC.

(35)           Allan Teh makes investment and voting decisions with respect to shares held by Kamunting Street Master Fund, Ltd.

(36)           Patrick Keeley is a Managing Director of Friedman, Billings, Ramsey & Co., a registered broker dealer.

(37)           Donald R. Kendall, Jr. makes investment and voting decisions with respect to shares held by Kenmont Special Opportunities Master Fund, L.P. and Man MAC Miesque 10B Limited.

(38)           Mr. Keyes-Grevelis is a Senior Vice President, Institutional Sales of Friedman, Billings, Ramsey & Co., a registered broker-dealer.

(39)           Mr. Locke's brother-in-law is the Chief Executive Officer of Friedman, Billings, Ramsey & Co., a registered broker-dealer.

(40)           Mr. T. Ferguson Locke is a registered representative with Segerdahl & Company, Inc., a registered broker-dealer.

(41)           Pravin Khatau makes investment and voting decisions with respect to shares held by LRM Holdings Inc.

(42)           Keith Milne makes investment and voting decisions with respect to shares held by Metzler International Investments PLC and Metzler Strategic Investments PLC.

(43)           Mr. Klaus Hagedorn, Managing Director, makes investment and voting decisions with respect to shares held by Metzler Investment GmbH, Fonds 208 and Metzler Investment GmbH, Wachstum International.

(44)           Dennis Mykytyn makes investment and voting decisions with respect to shares held by Modern Capital Fund LLC.

(45)           Keith Goodman, Manager of the General Partner of Nite Capital, LP has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(46)           Christopher Guinther is the portfolio manager for both the Northern Institutional Fund Small Company Growth Portfolio and Northern Small Cap Growth Fund. Mr. Guinther makes the voting and investment decisions with respect to shares held by these two funds.

(47)           Cato Brahde makes investment and voting decisions with respect to shares held by Oceanic Energy Fund.

(48)           Larry Ach makes investment and voting decisions with respect to shares held by Pacific Partners, LP and Jane I. Schaefer Trust. A. Alexander Arnold makes voting and investment decisions on behalf of the Berol trusts.

(49)           Peter S. Park makes investment and voting decisions with respect to shares held by Park West Investors LLC and Park West Partners International, Ltd.

(50)           Jeffrey Parker and Gary McAnly make investment and voting decisions with respect to shares held by PEA Target Fund.

(51)           D. Blair Baker makes investment and voting decisions with respect to shares held by Precept Capital Master Fund, G.P.

(52)           John D. Race, the Portfolio Manager at DePrince, Race & Zollo, Inc., makes investment and voting decisions with respect to our shares held by the above Raytheon trusts.

(53)           Russell Cleveland, the president of RENN Capital Group Inc. which serves as the investment manager to Renaissance US Growth Investment Trust PLC, makes voting and investment decisions with respect to shares held by Renaissance US Growth Investment Trust PLC.

(54)           Joseph D. O'Brien, III makes investment and voting decisions with respect to shares held by Rider Fund, L.P.

(55)           Steven Milke, Managing Director of RBC Capital Markets Corporation, makes investment and voting decisions with respect to shares held by the Royal Bank of Canada. Though Royal Bank of Canada is not a registered broker-dealer, it wholly owns RBC Capital Markets Corporation, RBC Dain Rauscher Inc. and RBC Centura Securities, Inc., which are registered broker-dealers.

(56)           Doug Hirsch is the managing member of the general partner of Seneca Capital, L.P. and as such has investment and voting power for the securities owned by such entity. Mr. Hirsch disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(57)           Brian Stark and Michael Roth make investment and voting decisions with respect to shares held by SF Capital Partner Ltd.

(58)           Jaime Lester makes investment and voting decisions with respect to shares held by Soundpost Partners, LP.

(59)           Matthew Byrnes and Felice Gelman make investment and voting decisions with respect to shares held by SuNOVA Offshore Ltd. and SuNOVA Partners, L.P.

(60)           Paul Ma makes investment and voting decisions with respect to shares held by Tax Managed Equity Fund, Sun America Equity Funds.

(61)           Peter Kenner, General Partner of Tivoli Partners, LP, makes investment and voting decisions with respect to shares held by Tivoli Partners LP.

(62)           Touradji Global Resources Master Fund, Ltd. (the "TGR Fund") beneficially owns 3,957,350 shares of the issuer. Touradji DeepRock Master Fund, Ltd. (the "TDR Fund") beneficially owns 270,014 shares of the issuer. Touradji Capital Management, LP serves as investment manager to both the TGR Fund and the TDR Fund and may be deemed to beneficially own 4,227,364 shares of the issuer. Paul Touradji is the managing member of the Investment Manager and may be deemed to beneficially own 4,227,364 shares of the issuer. The Investment Manager and Paul Touradji disclaim beneficial ownership of the shares listed above.

(63)           The shares of common stock reported herein as beneficially owned are owned directly by Tudor Proprietary Trading, L.L.C. ("TPT") (5,297 shares), The Tudor BVI Global Portfolio Ltd. ("BVI") (9,838 shares) and Witches Rock Portfolio Ltd. ("Witches Rock") (60,865 shares). Because Tudor Investment Corporation ("TIC") provides investment advisory services to BVI and Witches Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such reporting persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Paul Tudor Jones II is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

(64)           Nick Nahum makes investment and voting decisions with respect to shares held by Union Bancaire Privee, Geneva.

(65)           Nadim Razzouk makes investment and voting decisions with respect to shares held by Victoire Finance et Gestion B.V.

(66)           Mark A. Buntz makes investment and voting decisions with respect to shares held by The William K. Warren Foundation.

(67)           William R. Araskog makes investment and voting decisions with respect to shares held by WRA Master Fund, Ltd.

The Company sold 21,179,025 shares in December 2005 in a private placement. Certain of the shares acquired in that private placement were sold by the selling shareholders in our initial public offering. This prospectus registers the remaining 20,881,025 shares acquired in the private placement in December 2005.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws and certain provisions of Delaware law.

Our authorized capital stock consists of 185,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of February 26, 2007, we had 41,782,276 shares of our common stock issued and outstanding all of which were fully paid and non-assessable.

Voting

The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to such dividends as our board of directors may declare out of funds legally available.

Liquidation rights

In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to receive the distribution of any of our remaining assets.

Other matters

Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes our board, without any further stockholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. We currently have no plans to issue any shares of preferred stock.

Certain Provisions

Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for our common stock.

Classified board of directors

Our amended and restated certificate of incorporation provides for a board of directors divided into three classes (Class I, II, and III), with one class to be elected each year to serve for a three-year term provided that directors initially designated as Class I, Class II or Class III directors shall serve for a term ending on the date of the 2006, 2007 or 2008 annual meeting, respectively. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board.

Number of directors; removal for cause; filling vacancies

Our bylaws provide that our board of directors will consist of not less than three nor more than eleven members, the exact number of which will be fixed from time to time by our board. The size of our board is fixed at eight directors.

Under the General Corporation Law of the State of Delaware, or the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may not be removed from office by the stockholders except for cause and only by the affirmative vote of the holders of not less than 85.0% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any newly created directorships on our board may only be filled by a majority of the board then in office. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of shortening the term of any incumbent director.

The director removal and vacancy provisions will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

Special meetings of stockholders

Our amended and restated certificate of incorporation and bylaws deny stockholders the right to call a special meeting of stockholders. Our amended and restated certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our board of directors or the chairman of our board.

Stockholder action by written consent

Our amended and restated certificate of incorporation permits all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting to be taken by unanimous written consent of the holders of the outstanding capital stock of the Company without a meeting or by such lesser amount if so determined by the board of directors.

Stockholder proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board (or any duly authorized committee of the board) or properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must:

•	be a stockholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business in proper written form to our secretary.

To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•	the class or series and number of our shares which are owned beneficially or of record by the stockholder proposing the business; and

•
a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in the business.

Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the board of directors or the Chairman of our board.

Nomination of candidates for election to our board

Under our bylaws, only persons who are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders or any special meeting called for the purpose of electing directors by or at the direction of our board (or any duly authorized committee of the board) or properly nominated by a stockholder. To properly nominate a director, a stockholder must:

•	be a stockholder of record on the date of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice in proper written form to our secretary.

To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than the following dates:

•
with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting of our stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs, and

•
with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which such notice is first given to stockholders.

To be in proper written form, a stockholder's notice to the secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of our capital stock that are owned beneficially or of record by the person; and

•
any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder.

as to the stockholder giving the notice:

•	the name and record address of such stockholder;

•	the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder; and

•
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder.

Amendment of certificate of incorporation and bylaws

Our amended and restated certificate of incorporation generally requires the approval of the holders of at least 85% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors to amend certain provisions of our certificate of incorporation described in this section. Our amended and restated certificate of incorporation and bylaws provide that the holders of at least 85% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors have the power to amend or repeal our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

Stockholder Rights Plan

We adopted a stockholder rights plan prior to the consummation of our private offering of 21,179,025 shares in December 2005 and paid to all of our existing stockholders a dividend of one preferred share purchase right for each share of our common stock outstanding prior to the offering. In addition, each share of common stock issued in the private offering or issued thereafter will be issued with an accompanying preferred share purchase right. Each right will entitle the holder, under certain circumstances, to purchase from us one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock, par value $0.001 per share, at an initial purchase price of $60.00 per one one-thousandth of a share of Series A Participating Cumulative Preferred Stock.

We may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group acquires beneficial ownership of 20.0% or more of our common stock but before such person or group acquires beneficial ownership of 50.0% or more of our common stock. We may also redeem the rights at our option at a price of $0.001 per right at any time before a person or group has acquired beneficial ownership of 20.0% or more of our common stock. The rights will expire on November 30, 2015, unless earlier exchanged or redeemed.

Each share of Series A Participating Cumulative Preferred Stock that is purchased upon exercise of a right entitles the holder to receive an aggregate quarterly dividend payment of $1.00 or 1,000 times the cash and non-cash dividends declared per share of common stock, whichever is greater. In addition, each share of Series A Participating Cumulative Preferred Stock will have 1,000 votes and vote together with our common stock. Upon liquidation, holders of Series A Participating Cumulative Preferred Stock will be entitled to receive a per share payment of $1.00 or an amount equal to 1,000 times the payment made on one share of our common stock, whichever is greater.

The rights will initially be attached to outstanding certificates representing our common stock, and no separate certificates representing the rights will initially be distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 20.0% or more of our outstanding common stock; or

•
10 business days (or such later date as our board of directors determines) after a person commences a tender offer or exchange offer if upon completion such person would own 20.0% or more of our outstanding common stock.

In the event that a person or group becomes the beneficial owner of 20.0% or more of our outstanding common stock, then each right will entitle the holder (other than an acquiring person) to purchase for the purchase price shares of our common stock having a value of twice the purchase price.

If, following an acquisition of beneficial ownership of 20.0% or more of our common stock, the Company is involved in certain mergers or other business combinations or sells or transfers more than 50.0% of our assets or earning power, each right will entitle the holder (other than an acquiring person) to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

Our board of directors may adjust the purchase price, the number of shares of Series A Participating Cumulative Preferred Stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock or in certain other events. No adjustments to the purchase price of our preferred stock of less than 1% will be made.

Ownership of our common stock by the exempt persons specified in the stockholder rights plan, including Aventine Holdings LLC and related persons, will not cause the rights to separate or otherwise become exercisable.

We may amend the stockholder rights plan without the consent of the holders of the rights, except that after a person or group becomes the beneficial owner of 20% or more of our outstanding common stock, our board of directors may not amend the plan in a way that adversely affects holders of the rights. Moreover, prior to a person or group becoming the beneficial owner of 20% or more of our outstanding common stock, any amendment that adversely affects certain persons, including Aventine Holdings LLC and certain affiliated persons thereof, will require the consent of such persons.

We will provide a copy of the stockholder rights agreement free of charge to any stockholder or potential stockholder who requests a copy from us in writing.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that our officers and directors, who are also directors, officers, employees or consultants of Metalmark or its affiliates, shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do and such persons shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of such activities. If any such person named above shall acquire knowledge of a potential transaction or matter that may be a corporate opportunity to us, such person shall have no obligation to communicate such corporate opportunity to us and shall not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to us. This provision in our amended and restated certificate of incorporation will automatically terminate at such time as Aventine Renewable Energy Holdings, LLC and all persons named above in the aggregate directly or indirectly own less than 5% of our outstanding common stock.

Delaware Law

As indicated in our amended certificate of incorporation, we have chosen to opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers.

Limitations on Liability and Indemnification of Directors and Officers

We have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director's duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws also authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•	we must indemnify our board members and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•
we may purchase and maintain insurance on behalf of our current or former board members, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

We may enter into separate indemnification agreements with each of our board members and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our board members and officers against liabilities that may arise by reason of their status or service as board members and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

The limited liability and indemnification provisions in our certificate of incorporation and bylaws and in any indemnification agreements we enter into may discourage stockholders from bringing a lawsuit against our board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our board members and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following are the material United States federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder", other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5.0% of the Company's common stock. A "non-U.S. holder" is a person or entity that, for United States federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for United States federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

The Company does not currently expect to pay dividends in the foreseeable future. In the event that the Company does pay dividends, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30.0% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular United States income tax as if the non-U.S. holder were a United States resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30.0% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•
the Company is or has been a United States real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and the Company's common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for United States federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to United States federal estate tax.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Registration Rights Agreement we entered into with selling stockholders, we agreed to, among other things, bear substantially all of the expenses, other than brokers' or underwriters' discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent's commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under "Selling Stockholders") are underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent's commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "AVR."

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for Aventine Renewable Energy Holdings, Inc. by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Aventine Renewable Energy Holdings, Inc. appearing in Aventine Renewable Energy Holdings, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$48,156
Transfer agent's fees	3,500
Printing and engraving expenses	45,000
Legal fees and expenses	100,000
Accounting fees and expenses	60,000
Blue Sky fees and expenses	25,000
Miscellaneous	18,344
Total	$300,000

Each of the amounts set forth above, other than the Registration fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eleven of the Registrant's certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

Since 2003, the Registrant has sold the following securities without registration under the Securities Act of 1933:

Date of Sale	Title and Amount of Securities Sold	Name or Class of Purchaser of Securities	Consideration
December 17, 2004	Senior Secured Floating Rate Notes due 2011	Qualified Institutional Buyers and Offshore Parties	$160,000,000.00
December 23, 2005	21,000,000 shares—common stock	Qualified Institutional Buyers, Accredited Investors and Offshore Parties	$253,890,000.00
December 30, 2005	179,025 shares—common stock	Accredited Investors	$2,164,412.00
April 2, 2007	10% Senior Notes due 2017	Qualified Institutional Buyers	$300,000,000

The Senior Secured Notes and 10% Senior Notes due 2017 were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act relating to sales not involving any public offering. The shares of common stock were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering and Regulation S relating to offshore sales. Morgan Stanley & Co. Incorporated acted as initial purchaser of the Senior Secured Floating Rate Notes due 2011, and purchased the Senior Secured Floating Rate Notes due 2011 at a price of 97.5% of the aggregate principal amount thereof.  Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and as placement agent in the foregoing December 2005 sales of securities and received commissions of $0.91 per share.  J.P. Morgan Securities, Inc., Goldman Sachs & Co. and UBS Investment Bank acted as initial purchasers of the 10% Senior Notes due 2017, and purchased the 10% Senior Notes at a price of 98% of the aggregate principal amount thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)           The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Aventine Renewable Energy Holdings, Inc.
3.2(1)	Amended and Restated Bylaws of Aventine Renewable Energy Holdings, Inc.
4.1(1)	Registration Rights Agreement dated as of December 12, 2005 among Aventine Renewable Energy Holdings, Inc., the Investor Holders and the Management Holders named therein
4.2(1)	Registration Rights Agreement dated as of December 23, 2005 by and between Aventine Renewable Energy Holdings, Inc. and Friedman, Billings, Ramsey & Co., Inc.
4.3(2)	Indenture, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, N.A. and the form of note.
4.4(2)	Registration Rights Agreement, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, N.A.
5.1(3)	Opinion of Davis Polk & Wardwell
10.1(4)	Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy — Mt Vernon, LLC
10.2(5)
Credit Agreement, dated as of March 23, 2007, among Aventine Renewable Energy, Inc., Aventine Renewable Energy – Mt Vernon, LLC, and Aventine Renewable Energy – Aurora West, LLC, as Borrowers, The Other Loan Parties Party Thereto, The Lenders Party Thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and UBS Securities LLC and Wells Fargo Foothill, LLC, as Co-Documentation Agents

10.3(1)	Rights Agreement dated as of December 19, 2005 between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, as Rights Agent
10.4(1)*	Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.5(6)#	Design-Builder Agreement between Fagen, Inc. and Aventine Renewable Energy Holdings, Inc. dated as of September 9, 2005

Exhibit Number	Description
10.6(6)#
Ethanol Marketing Agreement, dated October 14, 2002, between Aventine Renewable Energy, Inc. (f/k/a Williams Ethanol Services, Inc.) and VeraSun Aurora Corporation (f/k/a VeraSun Energy Corporation), as amended on December 8, 2003 and February 22, 2005

10.7(6)#	Ethanol Marketing Agreement, dated February 22, 2005, between Aventine Renewable Energy, Inc. and VeraSun Fort Dodge, LLC
10.8(7)*	Non-Employee Director Compensation Schedule
10.9(7)*	Form of Non-Employee Director Restricted Stock Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.10(7)*	Form of Stock Option Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.11(7)*	Stock Option Award Agreement for Ajay Sabherwal dated November 14, 2005
10.12(7)*	Amendment to Stock Option Award Agreement for Ajay Sabherwal dated December 30, 2005
10.13(8)*	Form of Performance Stock Unit Award Agreement under 2003 Plan
10.14(8)*	Form of Restricted Stock Award Agreement under 2003 Plan
10.15(8)*	Form of Non-Employee Director Restricted Stock Unit Award under 2003 Plan
10.16(2)	Indenture, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, N.A. and the form of note.
21.1(3)	List of subsidiaries of the Registrant
23.1(9)	Consent of Ernst & Young, LLP
24.1(3)	Power of Attorney (included on signature page)

(1)	Filed with the registration statement on Form S-1 (333-132860) on March 30, 2006.
(2)	Filed with the Current Report on Form 8-K on April 2, 2007.
(3)	Filed with the registration statement on Form S-1 (333-132881) on March 31, 2006.
(4)	Filed with the Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	Filed with the Current Report on Form 8-K on March 23, 2007.
(6)	Filed with the amended registration statement on Form S-1/A (333-132860) on May 8, 2006.
(7)	Filed with the amended registration statement on Form S-1/A (333-132860) on June 13, 2006.
(8)	Filed with the Current Report on Form 8-K filed on February 27, 2007.
(9)	Filed with the registration statement on Form S-1 (333-132881) on April 27, 2007

#           Application was made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment was requested and granted has been filed separately with the Securities and Exchange Commission.

* Compensatory plan or arrangement.

(b)           Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

Item 17. Undertakings

(A)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any fact or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pekin, State of Illinois, on the 7th day of May, 2007.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Ronald H. Miller
Name: Ronald H. Miller Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Table

Signature	Title	Date

/s/ Ronald H. Miller	President, Chief Executive Officer and Director	May 7, 2007
Ronald H. Miller	(Principal Executive Officer)

/s/ Ajay Sabherwal*	Chief Financial Officer	May 7, 2007
Ajay Sabherwal	(Principal Financial Officer)

/s/ William J. Brennan*	Chief Accounting and Compliance Officer	May 7, 2007
William J. Brennan	(Principal Accounting Officer)

/s/ Bobby L. Latham*	Non Executive Chairman of the Board and Director	May 7, 2007
Bobby L. Latham

/s/ Leigh Abramson*	Director	May 7, 2007
Leigh Abramson

/s/ Richard A. Derbes*	Director	May 7, 2007
Richard A. Derbes

	Director	May 7, 2007
Farokh S. Hakimi

/s/ Michael C. Hoffman*	Director	May 7, 2007
Michael C. Hoffman

/s/ Wayne D. Kuhn*	Director	May 7, 2007
Wayne D. Kuhn

	Director	May 7, 2007
Arnold M. Nemirow

*By:	/s/ William J. Brennan
William J. Brennan Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Aventine Renewable Energy Holdings, Inc.
3.2(1)	Amended and Restated Bylaws of Aventine Renewable Energy Holdings, Inc.
4.1(1)	Registration Rights Agreement dated as of December 12, 2005 among Aventine Renewable Energy Holdings, Inc., the Investor Holders and the Management Holders named therein
4.2(1)	Registration Rights Agreement dated as of December 23, 2005 by and between Aventine Renewable Energy Holdings, Inc. and Friedman, Billings, Ramsey & Co., Inc.
4.3(2)	Indenture, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, N.A. and the form of note.
4.4(2)	Registration Rights Agreement, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc., the subsidiary guarantors named therein and Wells Fargo Bank, N.A.
5.1(3)	Opinion of Davis Polk & Wardwell
10.1(4)	Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy — Mt Vernon, LLC
10.2(5)
Credit Agreement, dated as of March 23, 2007, among Aventine Renewable Energy, Inc., Aventine Renewable Energy – Mt Vernon, LLC, and Aventine Renewable Energy – Aurora West, LLC, as Borrowers, The Other Loan Parties Party Thereto, The Lenders Party Thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and UBS Securities LLC and Wells Fargo Foothill, LLC, as Co-Documentation Agents

10.3(1)	Rights Agreement dated as of December 19, 2005 between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, as Rights Agent
10.4(1)*	Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.5(6)#	Design-Builder Agreement between Fagen, Inc. and Aventine Renewable Energy Holdings, Inc. dated as of September 9, 2005
10.6(6)#
Ethanol Marketing Agreement, dated October 14, 2002, between Aventine Renewable Energy, Inc. (f/k/a Williams Ethanol Services, Inc.) and VeraSun Aurora Corporation (f/k/a VeraSun Energy Corporation), as amended on December 8, 2003 and February 22, 2005

10.7(6)#	Ethanol Marketing Agreement, dated February 22, 2005, between Aventine Renewable Energy, Inc. and VeraSun Fort Dodge, LLC
10.8(7)*	Non-Employee Director Compensation Schedule
10.9(7)*	Form of Non-Employee Director Restricted Stock Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.10(7)*	Form of Stock Option Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.11(7)*	Stock Option Award Agreement for Ajay Sabherwal dated November 14, 2005
10.12(7)*	Amendment to Stock Option Award Agreement for Ajay Sabherwal dated December 30, 2005
10.13(8)*	Form of Performance Stock Unit Award Agreement under 2003 Plan
10.14(8)*	Form of Restricted Stock Award Agreement under 2003 Plan
10.15(8)*	Form of Non-Employee Director Restricted Stock Unit Award under 2003 Plan
10.16(2)	Indenture, dated as of March 27, 2007, among Aventine Renewable Energy Holdings, Inc. the subsidiary guarantors named therein and Wells Fargo Bank, N.A. and the form of note.
21.1(3)	List of subsidiaries of the Registrant
23.1(9)	Consent of Ernst & Young, LLP
24.1(3)	Power of Attorney (included on signature page)

(1)	Filed with the registration statement on Form S-1 (333-132860) on March 30, 2006.
(2)	Filed with the Current Report on Form 8-K on April 2, 2007.
(3)	Filed with the registration statement on Form S-1 (333-132881) on March 31, 2006.

(4)	Filed with the Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	Filed with the Current Report on Form 8-K on March 23, 2007.
(6)	Filed with the amended registration statement on Form S-1/A (333-132860) on May 8, 2006.
(7)	Filed with the amended registration statement on Form S-1/A (333-132860) on June 13, 2006.
(8)	Filed with the Current Report on Form 8-K filed on February 27, 2007
(9)	Filed with the registration statement on Form S-1 (333-132881) on April 27, 2007

#           Application was made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment was requested and granted has been filed separately with the Securities and Exchange Commission.

* Compensatory plan or arrangement.